Exhibit 10.1

Portions of this exhibit marked [*] are requested to be treated confidentially.

AMENDMENT NO. 2 TO TAUROLIDINE SUPPLY AGREEMENT

AMENDMENT NO. 2 TO TAUROLIDINE SUPPLY AGREEMENT, dated as of March 10, 2015, (this “Amendment”), between CorMedix Inc. (the “CorMedix”) and Navinta, LLC (“Navinta”).

WHEREAS, CorMedix and Navinta have entered into that certain Taurolidine Supply  Agreement, dated December 7, 2009, (the “Supply Agreement”), and amended December 6, 2014 (Amendment # 1).

WHEREAS, the parties hereto desire to amend the Supply Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other consideration the sufficiency and receipt of which is hereby acknowledged by the parties, it is hereby agreed by and between the parties as follows:

1.           Capitalized Terms. Terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Supply Agreement.

2.           Amendments.

(a)	Section 8.1 of the Agreement shall be amended and restated as follows:

“8.1 Price. The price of Product shall be $[*] per kilogram. Such price shall supersede any Product price set forth in a Work Order. The fees for the performance of Services will be set forth in the applicable Work Order.”

(b)	Section 14.1 of the Supply Agreement shall be amended and restated as follows:

“14.1    Term.   This Agreement will take effect as of the Effective Date and, unless earlier terminated pursuant to this Section 14, will expire on March 31, 2016.  The term of this Agreement may be extended by Customer continuously for additional two (2) year periods upon written notice to Manufacturer at least thirty (30) days prior to the expiration of the then current term under existing terms and conditions.”

3.           Minimum Purchase. Within sixty days of the date hereof, CorMedix will propose a Work Order providing for the purchase of a minimum of  [*] kilograms of Product during 2015.   CorMedix and Navinta will negotiate such Work Order in good faith.

4.           Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterpart signatures to this Amendment shall be acceptable and binding.

5.           No Other Amendments. Except as expressly set forth herein, the Supply Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed to be a waiver, amendment, modification or other change of any term, condition or provision of the Supply Agreement.  In the event of any conflict between the terms of this Amendment and any other terms in the Supply Agreement, the terms of this Amendment shall govern.

6.           References to the Supply Agreement. From and after the date hereof, all references in the Supply Agreement and any other documents to the Supply Agreement shall be deemed to be references to the Supply Agreement after giving effect to this Amendment.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Taurolidine Supply Agreement as of the date first written above.

CORMEDIX INC.

By:	/s/ Randy Milby
Name:	Randy Milby
Title:	Chief Executive Officer

NAVINTA, LLC

By:	/s/ Shrenik K. Shah
Name:	Shrenik K. Shah
Title:	Head, Research and Development